Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

WHEREAS, Glaxo Group Limited, a company organized under the laws of England & Wales and having its principal place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 ONN, United Kingdom (“GSK”) and Sepracor Inc., a company organized under the laws of the State of Delaware, United States, and having its principal place of business at 84 Waterford Drive, Marlborough, MA 01752-7010 are parties to a Development, License and Commercialization Agreement dated September 11, 2007 (the “License Agreement”);

AND WHEREAS, both GSK and Sepracor now wish to terminate such License Agreement on the following terms and conditions;

THEREFORE, GSK and Sepracor agree with effect from the last date written below (the “Termination Effective Date”) as follows:

1.             Definitions.  Unless defined specifically herein, all capitalized terms shall have the meaning contained in the License Agreement.

2.             Mutual Termination.  GSK and Sepracor hereby agree to terminate the License Agreement under Section 14.2(a) (“by mutual written agreement of the parties”) for the entire GSK Territory.  All rights granted by Sepracor to GSK in the Product shall cease on the Termination Effective Date, except as otherwise set forth below.

3.             Developmental Studies.  With respect to the Residual Effects Study, ESZ111503, GSK shall provide to Sepracor a copy of the de-identified clinical data within thirty (30) days from the Termination Effective Date and shall continue to make any other information from the study available to Sepracor upon reasonable request in a manner consistent with applicable laws and regulations.

4.             Confirmations and Other Items.

a.                                       Other than as set forth in this Mutual Termination Agreement, GSK and Sepracor confirm that each party is current in its payments due to the other and that no further payments, milestones or other consideration are due to either party under the terms of the License Agreement.  The parties may submit to one another any reimbursement of nominal expenses agreed upon during the course of work under the License Agreement (not to exceed $50,000 in the aggregate) for up to ninety (90) days after the Termination Effective Date.

b.                                      GSK shall procure that the recipients of any letters of authorization issued for national entities within the EU for registration and/or pricing purposes will be notified within twenty (20) business days of the Termination Effective Date that such letters have been nullified, and provide Sepracor with copies of such letters of notification.  Further GSK shall use its reasonable endeavours to return to Sepracor within twenty (20) business days of the Termination Effective Date all such letters of authorization that are still within the control of GSK and its affiliated companies.

c.                                       GSK will maintain the alliance document portal and continue to make it available to Sepracor for no less than ten (10) business days after the Termination Effective Date so that Sepracor may download and retain documents from the site.

5.             Surviving Terms.  While all terms of the License Agreement surviving under Section 15.5 shall continue to survive, the Parties hereby release one another, their respective directors, officers, employees, Affiliates, successors and assigns from any other liability under the License Agreement except as may be described in this Mutual Termination Agreement.

IN WITNESS WHEREOF, Sepracor Inc. and Glaxo Group Limited have executed this Mutual Termination Agreement as of the Termination Effective Date.

Sepracor Inc.

BY:	/s/ Adrian Adams	Date:	29th April 2009

NAME:	Adrian Adams

TITLE:	President & CEO

Glaxo Group Limited

BY:	/s/ Victoria Whyte	Date:	28th April 2009

NAME:

TITLE: